As filed with the Securities and Exchange Commission on June 4, 2004

                                                     Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           WHITNEY HOLDING CORPORATION
             (Exact name of Registrant as specified in its charter)

              Louisiana                                 72-6017893
   (State or other jurisdiction                      (I.R.S. Employer
 of incorporation or organization)                 Identification Number)

                             228 St. Charles Avenue
                          New Orleans, Louisiana 70130
                                 (504) 586-7272
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)


                           WHITNEY HOLDING CORPORATION
                          2004 Long-Term Incentive Plan
                          1997 Long-Term Incentive Plan
                           (Full titles of the plans)


             Send to:                                      Copy to:
   Joseph S. Schwertz, Jr., Esq.                   Jane E. Armstrong, Esq.
       Corporate Secretary                            Phelps Dunbar LLP
    Whitney Holding Corporation                 Suite 2000, 365 Canal Street
  228 St. Charles Ave., Room 626                   New Orleans, LA  70130
       New Orleans, LA  70130                           (504) 584-9244
          (504) 586-3474
(Name and address of agent for service)

                                       CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                           Proposed            Proposed
                                                            maximum            maximum
     Title of each class of             Amount             offering            aggregate
           securities                    to be             price per           offering            Amount of
       to be registered             registered(1)(2)       share(3)            price(3)        registration fee
---------------------------------- ------------------- ------------------ ------------------- --------------------
Common Stock, no par value             2,709,388            $43.22           $117,099,749           $14,837
---------------------------------- ------------------- ------------------ ------------------- --------------------

(1) In the event of a stock split, stock dividend or similar transaction involving common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2) Covers an aggregate of 109,388 shares that may be issued under the Whitney
Holding Corporation 1997 Long-Term Incentive Plan in connection with performance awards previously made under such plan and an aggregate of  2,600,000  shares that may be issued,  from time to time,  under the Whitney
Holding Corporation 2004 Long-Term Incentive Plan, increased by the number of shares remaining under the 1997 Long Term Incentive Plan after all performance awards have been satisfied, lapsed, forfeited or expired.

(3) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act and computed on the basis of the average of the high and low sales prices on The Nasdaq Stock Market on June 1, 2004.

                              EXPLANATORY STATEMENT

         Section 11(a) of the Securities Act of 1933, as amended, or the "Securities Act," provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation that is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation that purports to have been prepared or certified by the accountant.

         The consolidated financial statements of the Registrant for the fiscal year ended December 31, 2001 incorporated by reference in this Registration Statement were audited by Arthur Andersen LLP, independent auditors, as stated in its report, which is incorporated by reference in this Registration Statement. The Registrant was unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its report in this Registration Statement, and the Registrant has dispensed with the requirement to file that consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to being named as an expert in this Registration Statement, persons who acquire securities pursuant to this Registration Statement may not be able to pursue a claim against Arthur Andersen LLP for liability under Section 11(a) of the Securities Act.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

* Item 1.         Plan Information.

* Item 2.         Registrant Information and Employee Plan Annual Information.

         * The information required by Part I of Form S-8 to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed by Whitney Holding Corporation, or the "Company," with the Securities and Exchange Commission, or the "Commission," pursuant to the Securities Exchange Act of 1934, as amended, or the "Exchange Act," are incorporated in this Registration Statement by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 15, 2004;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 10, 2004;

         (3) The Company's Current Reports on Form 8-K filed with the Commission on January 21, 2004, and April 21, 2004, other than the information furnished in
Item 12 thereof;

         (4) The description of the Company's common stock, no par value contained in the Company's Current Report on Form 8-K filed with the Commission on January 19, 1996.

         In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         The Louisiana Business Corporation Law, or the "LBCL," contains several provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders that they serve.
Section 83 of the LBCL permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 of the LBCL set forth the liability of officers and directors of Louisiana corporations.

         Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill that ordinary prudent men would exercise under similar circumstances in like positions. Section 91 of the LBCL, however, specifically provides that a director or officer shall not be held personally liable to the corporation or its shareholders for monetary damages unless the director
or  officer  acted  in  a  grossly   negligent  manner  or  engaged  in  conduct
demonstrating a greater disregard of the duty of care than gross negligence. Gross negligence is defined as a reckless disregard of or carelessness amounting to indifference to the best interests of the corporation or the shareholders.
Section 91 of the LBCL also provides that a director or officer who makes a business decision in good faith satisfies the required duty of care if he or she does not have a conflict of interest with respect to the matter, is informed about the matter to the extent he or she reasonably believes to be appropriate under the circumstances and rationally believes his or her judgment is in the best interests of the corporation and its shareholders. Section 91 of the LBCL also specifically provides that it is not intended to derogate from any indemnification permitted under Section 83 of the LBCL (which is discussed below).

         Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, and imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 of the LBCL permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

         Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, but he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

         The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. In such suits, indemnification is limited to expenses (including attorneys' fees and amounts paid in settlement) not exceeding (in the judgment of the board of directors) the estimated expense of litigating the action to conclusion actually and reasonably incurred in connection with the defense or settlement of the action. Further, no indemnification is permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court.

         Indemnification of officers and directors may only be made by the corporation (unless ordered by the court), if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable and a quorum of disinterested directors so directs, by independent legal counsel, or by the shareholders.

         Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him or her giving rise to a claim of indemnification. Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, the board of directors must approve such procedure. In addition, a corporation may only advance defense costs if it has received an undertaking by or on behalf of the officer or director to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified as otherwise authorized by Section 83.

         The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         The Company's Composite Charter and By-Laws provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of the Company generally to the fullest extent permitted by Louisiana law.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

         4.1 Copy of the Company's Composite Charter, filed as Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 13, 2000 (Commission file number 0-1026) and incorporated by reference herein.

         4.2 Copy of the Company's By-Laws, filed as Exhibit 3.2 to the Company's annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 15, 2004 (Commission file number 0-1026) and incorporated by reference herein.

         4.3 Whitney Holding Corporation 2004 Long-Term Incentive Plan, filed as Exhibit B to the Company's Proxy Statement for the 2004 Annual Meeting of Shareholders, filed with the Commission on March 19, 2004 (Commission file number 0-1026) and incorporated by reference herein.

         4.4 Whitney Holding Corporation 1997 Long-Term Incentive Plan, filed as Exhibit A to the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders, filed with the Commission on March 18, 1997 (Commission file number 0-1026) and incorporated by reference herein.

         5        Opinion of Phelps Dunbar LLP dated June 4, 2004

         23.1     Consent of PricewaterhouseCoopers LLP dated June 4, 2004

         23.2     Consent of Phelps Dunbar LLP (included in Exhibit 5)

         24       Power of Attorney (included on the signature pages herein)

Item 9.           Undertakings.

         (a) To the extent applicable, the undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)   To include any prospectus required by Section 10(a)
                            (3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, which are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant.

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 26th day of May, 2004.

                                       WHITNEY HOLDING CORPORATION

                                       By:/s/ William L. Marks
                                          --------------------------------------
                                          William L. Marks
                                          Chairman of the Board and
                                          Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints R. King Milling and Thomas L. Callicutt, Jr., and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Whitney Holding Corporation 2004 Long-Term Incentive Plan and the Whitney Holding Corporation 1997 Long-Term Incentive Plan and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 26, 2004:

        Signature                          Title                        Date

/s/ William L. Marks            Director, Chairman of the Board     May 26, 2004
------------------------------    and Chief Executive Officer
William L. Marks                 (principal executive officer)


/s/ R. King Milling                  President and Director         May 26, 2004
------------------------------
R. King Milling

/s/ Thomas L. Callicutt, Jr.       Executive Vice President         May 26, 2004
------------------------------    and Chief Financial Officer
Thomas L. Callicutt, Jr.   (principal financial and accounting officer)


/s/ Harry J. Blumenthal, Jr.              Director                  May 26, 2004
------------------------------
Harry J. Blumenthal, Jr.

/s/ Joel B. Bullard, Jr.                  Director                  May 26, 2004
------------------------------
Joel B. Bullard, Jr.

/s/ James M. Cain                         Director                  May 26, 2004
------------------------------
James M. Cain

/s/ Angus R. Cooper, II                   Director                  May 26, 2004
------------------------------
Angus R. Cooper, II

                                          Director
------------------------------
Richard B. Crowell

/s/ William A. Hines                      Director                  May 26, 2004
------------------------------
William A. Hines

/s/ John J. Kelly                         Director                  May 26, 2004
------------------------------
John J. Kelly

/s/ E. James Kock, Jr.                    Director                  May 26, 2004
------------------------------
E. James Kock, Jr.

/s/ Alfred S. Lippman                     Director                  May 26, 2004
------------------------------
Alfred S. Lippman

                                          Director
------------------------------
Michael L. Lomax

                                          Director
------------------------------
Eric J. Nickelsen

/s/ John G. Phillips                      Director                  May 26, 2004
------------------------------
John G. Phillips

                                          Director
------------------------------
Carroll W. Suggs

                                          Director
------------------------------
Katherine M. Sullivan

/s/ Dean E. Taylor                        Director                  May 26, 2004
------------------------------
Dean E. Taylor

/s/ Thomas D. Westfeldt                   Director                  May 26, 2004
------------------------------
Thomas D. Westfeldt

                                  EXHIBIT INDEX

         Exhibit
         Number   Document Description

         4.1* Copy of the Company's Composite Charter, filed as Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on November 13, 2000 (Commission file number 0-1026) and incorporated by reference herein.

         4.2* Copy of the Company's By-Laws, filed as Exhibit 3.2 to the Company's annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 15, 2004 (Commission file number 0-1026) and incorporated by reference herein.

         4.3* Whitney Holding Corporation 2004 Long-Term Incentive Plan, filed as Exhibit B to the Company's Proxy Statement for the 2004 Annual Meeting of Shareholders, filed with the Commission on March 19, 2004 (Commission file number 0-1026) and incorporated by reference herein.

         4.4* Whitney Holding Corporation 1997 Long-Term Incentive Plan, filed as Exhibit A to the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders, filed with the Commission on March 18, 1997 (Commission file number 0-1026) and incorporated by reference herein.

         5        Opinion of Phelps Dunbar LLP dated June 4, 2004

         23.1     Consent of PricewaterhouseCoopers LLP dated June 4, 2004

         23.2     Consent of Phelps Dunbar LLP (included in Exhibit 5)

         24       Power of Attorney (included on the signature pages herein)

         *Incorporated herein by reference as indicated.

                                                                       EXHIBIT 5
                                                                    EXHIBIT 23.2


                        [Letterhead of Phelps Dunbar LLP]



                                  June 4, 2004


Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130

                  Re:      Whitney Holding Corporation
                           Registration Statement on Form S-8
                           2004 Long-Term Incentive Plan
                           1997 Long-Term Incentive Plan
                           -----------------------------

Ladies and Gentlemen:

         We have acted as counsel to Whitney Holding Corporation (the "Company") in connection with the preparation of the above-referenced Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the issuance by the Company of an aggregate of 2,709,388 shares of no par value common stock (the "Common Stock"), of which 109,388 shares are issuable pursuant to the Whitney Holding Corporation 1997 Long-Term Incentive Plan in connection with certain performance based awards previously made under such plan, and 2,600,000 shares are issuable, from time to time, pursuant to the Whitney Holding Corporation 2004 Long-Term Incentive Plan, increased by any shares remaining under the 1997 Long-Term Incentive Plan after all performance based awards made under such plan have been satisfied, expired, forfeited or lapsed (collectively, the "Plans").

         In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

         Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock to be issued under the Plans have been duly authorized, and, when issued and paid for pursuant to the Plans, including the terms of any individual grant or award made thereunder, will be validly issued, fully paid and non-assessable.

         The foregoing opinions are limited to the laws of the State of Louisiana and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

         This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

                                               Very truly yours,

                                               /s/ PHELPS DUNBAR LLP

                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2004 relating to the financial statements, which appears in Whitney Holding Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.



/s/ PricewaterhouseCoopers LLP
New Orleans, Louisiana
June 4, 2004